Filed Pursuant to Rule 433 Dated August 25, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities – Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Palantir Technologies Inc. and the Common Stock of Space Exploration Technologies Corp. due August 31, 2029

Term Sheet to the Preliminary Pricing Supplement dated August 25, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The common stock of Palantir Technologies Inc. (Bloomberg Ticker: PLTR) and the common stock of Space Exploration Technologies Corp. (Bloomberg Ticker: SPCX) (each referred to as an “Underlying Stock”, and collectively as the "Underlying Stocks").

Pricing Date*	August 28, 2026
Issue Date*	September 2, 2026
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call Feature

If the stock closing price of the lowest performing Underlying Stock on the call date is greater than or equal to its starting price, the securities will be automatically called and, on the call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium.

Call Date*	September 2, 2027, subject to postponement
Call Settlement Date	Three business days after the call date, subject to postponement
Call Premium	At least 38.15% of the face amount, or at least $381.50 per $1,000 face amount of the securities (to be determined on the pricing date)
Maturity Payment Amount (per Security)

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to:

●if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than its starting price:

$1,000 + ($1,000 × underlying stock return of the lowest performing Underlying Stock × upside participation rate);

●if the ending price of the lowest performing Underlying Stock on the final calculation day is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000; or

●if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price:

$1,000 + ($1,000 × underlying stock return of the lowest performing Underlying Stock)

Final Calculation Day	August 28, 2029, subject to postponement
Stated Maturity Date*	August 31, 2029, subject to postponement
Lowest Performing Underlying Stock	For the call date and the final calculation day , as applicable, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest underlying stock return on that day.
Starting Price	With respect to each Underlying Stock, its stock closing price on the pricing date
Ending Price	The “ending price” of an Underlying Stock will be its stock closing price on the final calculation day.
Threshold Price	With respect to each Underlying Stock, 50% of its starting price
Upside Participation Rate	400%
Underlying Stock Return

The percentage change of an Underlying Stock from its starting price to its stock closing price on the call date or on the final calculation day, as applicable, expressed as a percentage, measured as follows:

(stock closing price – starting price) / starting price

Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419TSV1 / US06419TSV16
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

Hypothetical Payoff Profile

400% upside participation rate
Call date (Call premium 38.15%)
50% contingent downside protection
Security Return
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Underlying Stock Return of Lowest Performing Underlying Stock
Hypothetical Underlying Stock Return of Lowest Performing Underlying Stock
Hypothetical Security Return at Maturity
Call date

*** Assumes the call premium is equal to the minimum call premium specified herein.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the lowest performing Underlying Stock, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlying Stock at the upside participation rate.

If the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price, you will have full downside exposure to the decrease in the price of the lowest performing Underlying Stock from its starting price and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

If the securities priced today, the estimated value of the securities would be between $913.58 (91.358%) and $943.58 (94.358%) per $1,000 security. See “Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226041265/bns_424b2-27513.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Underlying Stock On The Final Calculation Day Is Less Than Its Threshold Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On The Call Date And, If The Securities Are Not Automatically Called, the Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

●No Periodic Interest Will Be Paid On The Securities.

●If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.

●You Will Be Subject To Reinvestment Risk.

●The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank’s Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank’s Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlying Stocks

●The Securities Will Be Subject To Single Stock Risk.

●There Is Very Limited Trading History For The Common Stock Of Space Exploration Technologies Corp.

●Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.

●None Of Us, The Agents Or Our Or Their Respective Affiliates Have Any Affiliation With Any Underlying Stock Issuer Or Have Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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